Exhibit 99.1

JAVA DETOUR INC. ANNOUNCES CO-BRANDING AND DEVELOPMENT PARTNERSHIP WITH MRS. FIELDS FAMOUS BRANDS LLC AND OPENS FIRST TRI-BRANDED STORE WITH MRS. FIELDS COOKIES AND TCBY YOGURT AT THE FLAMINGO HOTEL IN LAS VEGAS

●  Adds new executive management to restructure company

●  Working with auditors to issue audited financial statements

SAN FRANCISCO, California–November 4, 2009.  San Francisco based Java Detour, Inc. (Pink Sheets: JVDT.PK) announced today that it has executed a Co-Branding Agreement and a Reciprocal Development Agreement with Mrs. Fields Famous Brands, LLC, franchisor of over 1,200 Mrs. Fields Cookies and TCBY yogurt stores.  The new partnership allows current and future franchisees of Mrs. Fields, TCBY and Java Detour to open franchise stores that promote and sell all three brands in the same location.  The first tri-branded store offering Java Detour coffees, Mrs. Fields cookies and TCBY yogurts opened at the Flamingo Hotel and Casino in Las Vegas on October 3, 2009. A second Java Detour/Mrs. Fields store will open this month at 39th Street and 3rd Avenue in New York City.

Java Detour, Inc. (the “Company”)also announced that its board of directors has appointed Harry R. Kraatz as Chairman of the Board and Chief Executive Officer.  Mr. Kraatz was previously the Company’s Chief Restructuring Officer. Michael Binninger, the Co-Founder of Java Detour and a Board member, will continue as President and Chief Operating Officer.

“We believe this new partnership with Mrs. Fields and TCBY significantly strengthens Java Detour’s intrinsic value and positions Java Detour to dramatically grow its franchise business and aggressively move Java Detour forward,” said Kraatz.

“This partnership is significant because we feel the combination of these three brands creates a strong franchise model with large growth potential.  All three brands have excellent products that complement each other and drive sales during different times of the day,” stated Michael Binninger.  “Opening the first tri-brand store at the Flamingo Hotel allows us to showcase the tri-brand concept to thousands of customers and potential franchisees.  The strong sales numbers from this first tri-branded store are very encouraging.”

“This partnership was of particular interest to Mrs. Fields as we’ve been aggressively looking for ways to expand our footprint beyond the traditional mall based store.  With Java Detour as our partner, our options for real estate increase and the addition of their great products will help our franchisees increase sales particularly in the mornings,” explained Michael Ward, Co-CEO of Mrs. Fields Famous Brands.  “Whenever our franchisees can realize new cost efficiencies and increase revenue by offering a more complete product line up, we feel strong about their position in the market place.”

As previously announced, the Company is still in the process of restructuring its balance sheet, attempting an out-of-court reorganization and developing a revised business plan.  The Company has been immersed in reorganization related matters and has not yet filed its Annual Report on Form 10-K for the year ended December 31, 2008 nor has it filed its Quarterly Reports on Form 10-Q for the quarters ending March 31, 2009 and June 30, 2009. During the year ended December 31, 2008 and for the first three Quarters of 2009, the Company suffered recurring losses. The Company has re-engaged the auditing firm of Farber, Haas Hurley to audit its 2008 financial statements.

The Company’s largest secured creditor continues to forbear and remains committed to facilitate attempts to successfully complete the Company’s restructuring and recapture shareholder value. There can be no assurance that the Company will be successful with its reorganization attempt or continue operations in its present form. The Company continues to need additional funding to continue operations.

About Java Detour

Java Detour® is a gourmet coffee roasting company and operator and franchisor of upscale retail coffee stores.  Started in 1994, Java Detour has 22 stores, 13 of which are operated by franchisees.  Java Detour stores are located in California, Nevada, Minnesota, Wisconsin and Dublin Ireland.  The company expects to open additional stores in 2009 in the United States and overseas.  Java Detour stores sell the world's finest gourmet coffees globally sourced and micro-batch roasted domestically by our highly trained roast masters.  Java Detour stores also sell delicious 100% natural fruit smoothies, industry leading frozen blended coffee drinks, freshly baked pastries and freshly prepared breakfast sandwiches and paninis from retail stores that specialize in premium quality, and fast and friendly service. For more information, please visit our website at www.javadetour.com.

About Mrs. Fields Famous Brands

Mrs. Fields Famous Brands, LLC’s subsidiaries include franchisors of the Mrs. Fields Cookies® and TCBY® franchise systems, which have more than 1,200 franchised and licensed locations worldwide. Mrs. Fields Famous Brands, LLC is headquartered in Salt Lake City, Utah. Debbi Fields opened her first store in Palo Alto, California in 1977 and the Mrs. Fields name quickly became associated with warm, freshly baked cookies right out of the oven. Today, Mrs. Fields products are available at over 400 retail locations in the United States, nearly 100 locations internationally and online through www.mrsfields.com or by calling 1.800.COOKIES. TCBY has been a frozen yogurt innovator since 1981.  With more than 800 locations both in the United States and internationally, TCBY has long been a healthier alternative for consumers looking for a treat or snack.  To visit TCBY’s Web site, please go to www.TCBY.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to a number of risks, assumptions and uncertainties that could cause our actual results to differ from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the failure to develop and maintain our brand, changes in consumer preferences, competitive pressures, ability to develop franchises, lack of revenue growth, failure to realize profitability, inability to raise capital and other risks referenced in our filings with the Securities and Exchange Commission.  We disclaim and do not undertake any obligation to update or revise any forward-looking statements.